EXHIBIT 10.20

PROMISSORY NOTE

$1,253,772.30

DATE: May __, 2020 (the “Effective Date”)

FOR VALUE RECEIVED, Allied Corp. (“Maker”) hereby promises to pay to SLCI, LLC (“Holder”) the principal sum of One Million, Two Hundred Fifty Three Thousand Sevcen Hundred Seventy Two and 30/100 Dollars ($1,253,772.30), plus 36% simple interest per annum. Maker will make monthly payments of interest only for the first five months of the loan in the amount of Thirty Seven Thousand Six Hundred Thirteen and 17/100 Dollars ($37,613.17), Maker will pay the full amount of principal and any unpaid interest owed under the note (the “Amount Due”) on the six month anniversary of the Effective Date of the Note (the “Maturity Date”).

In addition, Maker acknowledges that $1,225,362.29 of the proceeds of this loan shall be disbursed directly to Extreme Cubes Corporation to purchase the equipment referenced in the Loan and Security Agreement. The balance of the loan amount reflects a loan fee of $37,613.17 and a due diligence fee of $5,000.

The principal of, and any interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder hereof from time to time. Maker will pay the outstanding principal of and any and all accrued and unpaid interest due upon this Note, less any amounts required by law to be deducted or withheld, to the record Holder of this Note pursuant to the terms of this Note and addressed to such Holder at the last address appearing on the Note Register. The forwarding of such funds shall constitute a payment of outstanding principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment plus any amounts so deducted or withheld.

This Note is subject to the following additional provisions:

1. Assignment of Note. This Note may be assigned in whole or in part by the Holder without the consent of the Maker.

2. Obligations of the Maker Herein are Unconditional. No provision of this Note shall alter or impair the obligation of the Maker, which obligation is absolute and unconditional, to repay the principal amount of this Note at the time, place, rate, and in the coin currency, hereinabove stated. This Note and all other Notes now or hereafter issued in replacement of this Note on the same or similar terms are direct obligations of the Maker.

3. Waiver of Demand, Presentment, Etc. Maker hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

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4. Attorney’s Fees. Maker agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, which may be incurred by the Holder in collecting any amount due under this Note or in enforcing any of Holder’s conversion rights as described herein.

5. Enforceability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

6. Entire Agreement. This Note and the Assignment related hereto constitutes the full and entire understanding between the Maker and the Holder with respect to the subject matter hereof and thereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Maker and the Holder.

7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the province of British Columbia, Canada without giving effect to applicable principles of conflict of law.

8. Headings. Headings in this Note are for convenience only, and shall not be used in the construction of this Note.

IN WITNESS WHEREOF, Maker has caused this instrument to be duly executed by an officer thereunto duly authorized, all as of the date first hereinabove written.

Allied Corp.

By:
Name:	Calum Hughes
Title:	Chief Executive Officer

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